Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 11th day of December, 2020, by and between Jonathan Webb (the “Employee”) and AppHarvest, Inc. (the “Company”).

Employee is employed by the Company as its Chief Executive Officer.

The Company desires to continue to employ Employee and, in connection therewith, to compensate Employee for Employee’s personal services to the Company; and

Employee wishes to continue to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.            Employment by the Company.

1.1            Contingent on Transaction. The effective date (“Effective Date”) of the employment terms in this Agreement shall be contingent upon and concurrent with the “Closing Date” as defined in that certain Business Combination Agreement and Plan of Reorganization dated September 28, 2020, by and among the Company, Novus Capital Corporation, and ORGA, Inc. (the “Business Combination Agreement”) and, contingent on occurrence of the Closing Date, the terms of this Agreement shall supersede and replace the prior offer letter in effect between Company and Employee as of the Effective Date. If the transactions contemplated by the Business Combination Agreement do not close, this Agreement shall have no effect and shall terminate as of the termination of the Business Combination Agreement, and neither the Company nor the Employee shall have obligations hereunder. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement.

1.2            Position. Subject to the terms set forth herein, the Company agrees to continue to employ Employee and Employee hereby accepts such continued employment. In addition, Employee shall continue to serve as Chief Executive Officer. Employee shall also continue to serve as a Director of the Company’s Board of Directors (the “Board”).

1.3            Duties. Employee will initially report to the Board, performing such duties as are normally associated with Employee’s position and such duties as are assigned to Employee from time to time, subject to the oversight and direction of the Board or the Board’s designee. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Employee shall perform Employee’s duties under this Agreement principally out of the Company’s Lexington, Kentucky corporate headquarters, or such other location as assigned. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4            Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Employee’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the such plan. Employee will be eligible to accrue eighteen (18) days of paid time off (“PTO”) each calendar year, in accordance with the terms of the Company’s PTO policy. Employee is also eligible to be considered for future car allowance benefits provided to similarly situated employees according to the terms of the Company’s then-current policies and procedures. The Company reserves the right to change, alter, or terminate employee benefits in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1            Salary. Employee shall receive for Employee’s services to be rendered under this Agreement an initial base salary of $250,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, and payable in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2            Cash Bonus Upon Closing. Contingent upon the occurrence of the Closing Date and his continued employment with the Company through such date, Employee shall receive a bonus of $1,500,000, in recognition of his contributions to the Company (the “Closing Bonus”).  The Closing Bonus, if earned, will be payable within thirty (30) days following the Closing Date.

2.3            RSU Award. Subject to the approval of the Board or the Compensation Committee of the Board, the continued employment of Employee with the Company through the date of grant and the effectiveness of a related Form S-8 registration statement, Employee shall be granted a restricted stock unit award with respect to a number of shares of Company common stock equal to 3% of the number of outstanding shares of Company common stock on the date of grant (the “RSU Award”). Twenty-five percent (25%) of the RSU Award shall vest in three equal annual installments based on the achievement of goals relating to operational, social and environmental metrics set by the Board or the Compensation Committee of the Board and approved in connection with the grant of the RSU Award. The remainder of the RSU Award shall vest in three equal annual installments based on the achievement of such annual stock price hurdles as the Board or the Compensation Committee of the Board approve in connection with the grant of the RSU Award. Such price hurdles shall be met only if the relevant price is achieved based on a trading average over the course of a ninety (90) consecutive day period during the performance year in question. The RSU Award shall be subject to the terms of the plan and agreement pursuant to which it is granted.

2.4            Annual Discretionary Bonus. Starting January 1, 2024, provided Employee remains employed with the Company under this Agreement, Employee will be eligible to earn a discretionary annual cash bonus (the “Annual Bonus”) in accordance with the terms and conditions of a bonus plan (the “Bonus Plan”) to be approved by the Board. The Bonus Plan will detail that Employee’s Annual Bonus shall be determined based on the achievement of Company and individual performance objectives, each to be pre-determined by the Company in its sole discretion but with input from Employee. The Bonus Plan will also set forth a target bonus as determined by the Board in its sole discretion (the “Target Bonus”). Other terms regarding Employee’s eligibility for the Annual Bonus and the payment of such bonus will be as set forth in the applicable Bonus Plan.

2.5            Equity Awards. Employee will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee of the Board, as applicable, will determine in its sole discretion whether Employee will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

2.6            Expense Reimbursement. The Company will reimburse Employee for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Employee for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A (as defined below): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.            Confidential Information, Inventions, Non-Solicitation and Non-Competition Obligations. In connection with Employee’s continued employment with the Company, Employee will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits Employee is eligible to receive under this Agreement, Employee agrees to execute and abide by the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.            Outside Activities During Employment. Except with the prior written consent of the Company, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would materially interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties, (iii) such other activities as may be specifically approved in writing by the Company. This restriction shall not, however, preclude Employee (i) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (ii) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.            No Conflict with Existing Obligations. Employee represents that Employee’s performance of all the terms of this Agreement and continued service as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.            Termination Of Employment. The parties acknowledge that Employee’s employment relationship with the Company continues to be at-will. Either Employee or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1            Termination by the Company without Cause or Resignation by Employee for Good Reason.

(a)            The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.4 or 6.5 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b)            If the Company terminates Employee’s employment at any time without Cause (excluding by reason of Employee’s death or Disability) or Employee resigns for “Good Reason” (as defined below) and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Employee shall be entitled to receive the Accrued Obligations (as defined below) and, subject to Employee’s compliance with the conditions and obligations in Section 6.1(c) below, Employee shall be eligible to receive the following severance benefits (the “Severance Benefits”):

(i)            The Company will pay Employee an amount equal to Employee’s then current Base Salary for six (6) months, and paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii)            If Employee timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and Employee’s dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Employee’s and his covered dependents’ health insurance coverage in effect for Employee (and Employee’s covered dependents) on the termination date until the earliest of: (i) six (6) months following the termination date; (ii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii)            If Employee’s Separation from Service occurs after January 1, 2024, when Employee is eligible for an Annual Bonus, then as an additional Severance Benefit, the Company shall also pay Employee an amount equal to a pro rata portion of the Target Bonus based upon the number of days worked during the bonus period for the calendar year in which Employee’s termination occurs, and payable at the time that such bonuses are normally paid to other employees of the Company, but in no event later than March 15 of the year following the year in which Employee’s termination occurred.

(iv)            Each unvested equity award (excluding any equity award subject to the achievement of any performance-based or other similar vesting criteria) then held by Employee will immediately accelerate vesting and, to the extent applicable, exercisability, as to the number of shares that would have become vested had Employee remained employed by the Company through the date that is six (6) months following the termination date.

(c)            Employee will be paid all of the Accrued Obligations on the Company’s first payroll date after Employee’s date of termination from employment or earlier if required by law. If eligible to receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement, Employee will only receive such Severance Benefits if: (i) within the time period provided in the separation agreement (which shall be no longer than 60 days following the date of Employee’s Separation from Service), Employee has signed and delivered to the Company a separation agreement that includes, among other terms, an effective general release of claims in favor of the Company and its affiliates and representatives, substantially in the form attached hereto as Exhibit B (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Employee holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Employee’s termination date (or such other date as requested by the Board); (iii) Employee returns all Company property; (iv) Employee complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Employee complies with the terms of the Release, including, without limitation, any non-disparagement, confidentiality and cooperation provisions contained in Release.

(d)            For purposes of this Agreement, “Accrued Obligations” are (i) Employee’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Employee payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Employee under any qualified retirement plan or health and welfare benefit plan in which Employee was a participant in accordance with applicable law and the provisions of such plan.

(e)            The Severance Benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

(f)            Any damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g)            “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Employee’s consent, after Employee’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 7.1 within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Employee of its intent to terminate Employee’s employment: (i) a material reduction in Employee’s title, duties, responsibilities or authorities; (ii) a reduction by the Company of Employee’s Base Salary (except in the case of either an across the board reduction in salaries of all similarly situated employees or a temporary reduction due to financial exigency not to exceed 10%); or (iii) the relocation of Employee’s principal place of employment by thirty-five (35) or more miles from Employee’s then-current principal place of employment. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Employee must resign for such Good Reason condition by giving notice as described in Section 7.1 within thirty (30) days after the period for curing the violation or condition has ended). To the extent Employee’s principal place of employment is not the Company’s corporate offices due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to Employee, Employee’s principal place of employment, from which a change in location under the foregoing clause (iii) will be measured, will be considered the Company’s office location where Employee’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

6.2            Termination by the Company for Cause.

(a)            The Company shall have the right to terminate Employee’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b)            “Cause” for purposes of this Agreement shall mean that the Company has determined in its sole discretion that Employee has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and Employee, which material breach, if deemed curable by the Board in its reasonable discretion, is not cured within ten (10) days of written notice by the Company; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct that could cause or has caused material damage to the Company’s property, business or reputation; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any written Company policy, which material violation, if deemed curable by the Board in its reasonable discretion, is not cured within ten (10) days of written notice by the Company or any act of willful material misconduct; (v) repeated refusal to follow or implement a clear and reasonable directive of the Company after the expiration of ten (10) days without cure after written notice of such failure; (vi) gross negligence in the performance of Employee’s duties or responsibilities that is reasonably likely to result in or results in material harm to the Company; or (vii) breach of fiduciary duty.

(c)            In the event Employee’s employment is terminated at any time for Cause, Employee will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.3            Resignation by Employee (other than for Good Reason).

(a)            Employee may resign from Employee’s employment with the Company at any time by giving notice as described in Section 7.1.

(b)            In the event Employee resigns from Employee’s employment with the Company (other than for Good Reason), Employee will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.4            Termination by Virtue of Death or Disability of Employee.

(a)            In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee’s legal representatives all Accrued Obligations.

(b)            Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Employee, to terminate this Agreement based on Employee’s Disability. Termination by the Company of Employee’s employment based on “Disability” shall mean termination because Employee is unable due to a physical or mental condition to perform the essential functions of Employee’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on Employee’s Disability, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.5            Tax Withholding; Application of Section 409A. All payments and benefits under this Agreement are subject to applicable withholdings and deductions. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Employee’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, to the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release spans two calendar years, such severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Employee’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Employee’s Separation from Service, and (b) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Employee a lump sum amount equal to the sum of the severance benefits that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.5 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.5.

6.6            Notice; Effective Date of Termination.

(a)            Termination of Employee’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)            immediately after the Company gives notice to Employee of Employee’s termination, with or without Cause, unless pursuant to Section 6.2(b)(i), (iv), or (v) in which case ten (10) days after notice if not cured (if deemed curable by the Board in its reasonable discretion) or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)            immediately upon Employee’s death;

(iii)            ten (10) days after the Company gives notice to Employee of Employee’s termination on account of Employee’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Employee has not returned to the full time performance of Employee’s duties prior to such date;

(iv)            ten (10) days after Employee gives written notice to the Company of Employee’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Employee’s resignation shall be effective as of such other date. Employee will receive compensation through any required notice period; or

(v)            for a termination for Good Reason, immediately upon Employee’s full satisfaction of the requirements of Section 6.1(g).

(b)            In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7            Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs.

7.            General Provisions.

7.1            Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll or to Employee’s Company-issued email address or Employee’s email address as listed in Company records, or at such other address as the Company or Employee may designate by ten (10) days advance written notice to the other.

7.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3            Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Employee’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4            Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5            Complete Agreement. This Agreement (including Exhibits A and B) constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7            Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8            Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Employee’s estate upon Employee’s death.

7.9            Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Kentucky.

7.10            Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, or the Employee’s termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Lexington, Kentucky area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Employee’s option, Employee may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

In Witness Whereof, the parties have executed this Employment Agreement on the day and year first written above.

SIGNATURE PAGE FOLLOWS

Signature Page to Employment Agreement

AppHarvest, Inc.

By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer

Employee:

/s/ Jonathan Webb
Jonathan Webb

Exhibit A

CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT

Exhibit B

RELEASE AGREEMENT

This Release Agreement (“Release”) is made by and between AppHarvest, Inc. (the “Company”) and Jonathan Webb (“you”). You and the Company entered into an Employment Agreement dated December __, 2020 (the “Employment Agreement”). Capitalized terms not defined in this Release carry the definition found in the Employment Agreement. You and the Company hereby further agree as follows:

1.            A blank copy of this Release was attached to the Employment Agreement as Exhibit B.

2.            Severance Payments; Other Payments.

a.            If your employment was terminated by the Company without Cause or by you for Good Reason (each as defined in the Employment Agreement) in accordance with Section 6.1 of the Employment Agreement, then in consideration for your execution and return of this Release within the timeframe provided by the Company (which will be on or after your last day of employment) (the “Separation Date”), and your allowing this Release to become fully effective, the Company will provide you with the Severance Benefits described in Section 6.1(b) of the Employment Agreement (the “Severance Benefits”).

b.            In addition, regardless of whether you sign this Release, the Company affirms it will provide you with the Accrued Obligations (as described in the Employment Agreement).

3.            Compliance with Section 409A; Withholding. The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.

4.            Release. In exchange for the Severance Benefits and other consideration, to which you would not otherwise be entitled, and except as otherwise set forth in this Release, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Release include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: [the Age Discrimination in Employment Act, as amended (“ADEA”);] Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Kentucky Civil Rights Act; the Kentucky Equal Pay Act; the Kentucky Equal Opportunities Act; the Kentucky Wages and Hours Act; Kentucky Human Rights Commission Regulations; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Release you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company. Also excluded from this Release are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Release shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Release does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Release. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Release does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Release pursuant to any such plan or agreement.

5.            Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Release is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

[IF YOU ARE 40 YEARS OR OLDER: In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that may arise after the date you sign this Release; (b) you should consult with an attorney prior to signing this Release; (c) you have [twenty-one (21)/forty-five (45)] days to consider this Release (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Release to revoke the Release; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after you sign this Release.]

6.            Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with [____________]. Receipt of the Severance Benefits is expressly conditioned upon return of all Company property.

7.            Confidentiality. The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Release in confidence to your immediate family; (b) you may disclose this Release in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8.            Confidential Information, Inventions, Non-Competition and Non-Solicitation Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (“Employee Confidential Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. Confidential information that is also a “trade secret,” as defined by law, may be disclosed if it (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

9.            Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

10.            Cooperation. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any litigation in which the Company is involved, any present, prior or subsequent relationships, and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

11.            No Admission. This Release does not constitute an admission by you or by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

12.            Breach. You agree that upon any material breach of this Release you will forfeit all amounts paid or owing to you under this Release. Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of Sections 6, 7, 8, and 9 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Release, the Company shall be entitled to an injunction to prevent you from violating or breaching this Release.

13.            Miscellaneous. This Release, together with your Employee Confidential Information Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Kentucky as applied to contracts made and performed entirely within the State of Kentucky.

AppHarvest, Inc.

By:
	[Name and Title]	Date

	Jonathan Webb	Date